AMENDED

INVESTMENT ADVISORY AGREEMENT

SCHEDULE A

Ameritas Income & Growth Portfolio

Ameritas Growth Portfolio

Ameritas Small Capitalization Portfolio

Ameritas MidCap Growth Portfolio

Ameritas Index 500 Portfolio

Ameritas Money Market Portfolio

Ameritas Select Portfolio

Ameritas Micro Cap Portfolio

Ameritas Core Strategies Portfolio

AMENDED

INVESTMENT ADVISORY AGREEMENT

SCHEDULE B

            Listed below are the portfolios of Calvert Variable Series, Inc. that are entitled to receive investment advisory services from Ameritas Investment Corp (the “Adviser”) under the Investment Advisory Agreement dated October 29, 1999, as revised January 2, 2001 and _____________ __, 2003, and which will pay fees calculated at the following annual rates to the Adviser pursuant to Section 3 of the Agreement:

Ameritas Income & Growth                        0.625%

Ameritas Growth                                        0.75%

Ameritas Small Capitalization                      0.85%

Ameritas MidCap Growth              0.80%

Ameritas Index 500                                    0.24%

Ameritas Money Market                             0.20%

Ameritas Select                                          0.92%

Ameritas Micro Cap                                   1.12%

Ameritas Core Strategies                            0.75%

            For its services under this Investment Advisory Agreement, Adviser is entitled to receive the fees indicated above based on average net assets.